Safehold

Press Release

Safehold Reports Third Quarter 2019 Results

NEW YORK, October 24, 2019

Safehold Inc. (NYSE: SAFE) reported results for the third quarter 2019.

Highlights for the quarter include:

- Earnings per share of $0.15, a 36% increase year-over-year
- Record $1.3 billion of investment volume, including signed PSAs
- Inclusive of signed PSAs, pro forma portfolio has grown 7x and pro forma Unrealized Capital Appreciation has grown 10x since IPO
- Increasing adoption with owners of trophy assets in major markets, including Manhattan
- Extended weighted average debt maturity to 25 years, including financings closed subsequent to the end of the quarter
- In the process of upsizing revolving credit facility to $525 million
- Completed first post-IPO equity offering, raising $265 million at $28 per share

"We achieved several significant breakthroughs this quarter," said Jay Sugarman, Chairman and Chief Executive Officer. "On the customer front, we booked record originations, notably on a new tier of high-quality assets with global institutional customers. On the financing front, we made substantial progress building an accretive, long-duration debt profile. And on the investor front, we completed our first follow on offering and continue to be one of the top performing REITs this year."

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the "Investor Relations" section.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

The Company will host an earnings conference call beginning at 10:00am ET. This conference call can be assessed by all interested parties through the website (listen only) or by dialing toll-free 844.560.3084 (U.S. domestic) or 647.253.8647 (international) using conference ID: 6795893.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com